Exhibit 99

Contact Info: James A. Marcotte, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5614

Enterprise Bancorp, Inc. Announces Quarterly Dividend

LOWELL, Mass., October 16, 2018 (GLOBE NEWSWIRE) -Enterprise Bancorp, Inc. (the “Company”) (NASDAQ:EBTC)

On October 16, 2018, the Board of Directors of Enterprise Bancorp, Inc. declared a quarterly dividend of $0.145 per share to be paid on December 3, 2018 to shareholders of record as of November 12, 2018. The 2018 dividend rate represents a 7.4% increase over the 2017 dividend rate.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The Company is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, electronic banking options, and insurance services. The Company also provides a range of investment advisory, wealth management and trust services delivered via two channels, Enterprise Wealth Management and Enterprise Wealth Services. The Company’s headquarters and Enterprise Bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company’s primary market area is the Greater Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire (Southern Hillsborough and Rockingham counties). Enterprise Bank has 24 full-service branches located in the Massachusetts communities of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua, Pelham, Salem and Windham.